Exhibit 4.4

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (the “Agreement”) is made effective as of the 21st day of August, 2001 (the “Effective Date”), by and among Macro Holding, Inc., a Delaware corporation (the “Company”), and the Stockholders of the Company, namely: Macroweb, L.C., a Texas limited liability company (“Macroweb”), Trout, Ltd., a Texas limited partnership (“Trout”), Richard Yoo (“Yoo”), Patrick Condon (“Condon”), Dirk Elmendorf (“Elmendorf”), Brian Bell (“Bell”), Edwin Grubbs (“Grubbs”), Isom Capital Partners I, L.P. (“Isom”), First Inning Investors, L.P. (“First Inning”), The Hamilton Companies LLC, a Colorado limited liability company (“Hamilton”), Beaulieu River Capital LC (formerly, Weston Investment Interest, L.L.C.), a Nevada limited liability company (“Beaulieu”), MiniPat & Company, Ltd., a Texas limited partnership (“MiniPat”), 2M Technology Ventures, L.P. (“2M”), Norwest Venture Partners VIII, L.P. (“Norwest”), Red Hat, Inc. (“Red Hat”), Tailwind Capital Partners 2000, L.P. (“Thomas Weisel”), Sequoia Capital Franchise Partners, L.P. (Sequoia Partners”), Sequoia Capital Franchise Fund, L.P. (“Sequoia Fund”), NVP Entrepreneurs Fund VIII, LP (“NVP”), Felda Hardymon (“Hardymon”), George Kadifa (“Kadifa”), Jerry Parrick (“Parrick”), Robert Powers (“Powers”), Peggy Taylor (“Taylor”), WS Investments (“WS”), Isom Capital Partners II, L.P. (“Isom II”), Isom Capital Partners III, L.P. (“Isom III”), and Live Oak Ventures, LLC (“Live Oak”) (collectively known herein as the “Stockholders”).

Facts:

WHEREAS, the Stockholders were previously limited partners (except Macroweb, which was the general partner and except Bell and Grubbs who were assignees) of Rackspace, Ltd., a Texas limited partnership (the “Partnership”); and

WHEREAS, pursuant to the reorganization of the Partnership (the “Reorganization”) which occurred on August 21, 2001, all of the Stockholders have transferred their Partnership interests in the Partnership to the Company in exchange for shares of Stock of the Company; and

WHEREAS, the Stockholders agreed as part of the Reorganization that all pre-emptive rights, rights of first refusal, share transfer restrictions, re-purchase rights, voting agreements, parallel exit rights, liquidation preferences (Group E Stockholders, only), and all other rights which existed among the Stockholders and the Partnership prior to the effectiveness of the Reorganization as contained in the Agreement of Limited Partnership of Rackspace, Ltd., as amended, (other than the rights to remove the General Partner and restrict the actions of the General Partner) and the Amended and Restated Agreement of Existing Partners of Rackspace, Ltd. to Facilitate Public Offering that do not exist as a consequence of the application of the general corporate provisions of Delaware corporation law (collectively, the “Rights and Obligations”), shall be binding on and inure to the benefit of the Stockholders and on the Company, the same as such Rights and Obligations were binding on the Partnership and the partners (and assignees) of the Partnership prior to the effectiveness of the Reorganization; and

WHEREAS, because this Agreement restates the existing Rights and Obligations between the parties hereto, this Agreement shall be binding upon each Stockholder without the necessity that such Stockholder execute this Agreement.

WHEREAS, as set forth in the Amended and Restated Agreement of Existing Partners of Rackspace, Ltd., each of the Stockholders have previously agreed to execute this Agreement so long as it sets forth the Rights and Obligations on substantially the same terms as contained in the Agreement of Limited Partnership of Rackspace, Ltd., as amended, and the Amended and Restated Agreement of Existing Partners of Rackspace, Ltd. to Facilitate Public Offering prior to the Reorganization; therefore, this Agreement shall be the final and binding statement of the Rights and Obligations as between the parties hereto.

NOW, THEREFORE, for and in consideration of the above premises and the covenants and conditions herein contained, and in order to provide for the carrying forward of the Rights and Obligations as between the Stockholders of the Company, the parties hereby agree as follows:

Article I.

Current Stockholders

The Stockholders of the Company as of the Effective Date, and the shares owned by each of them are as follows. Further, only for the purposes of this Agreement, Stockholders are designated as members of certain groups:

Common Stockholders

Group A Stockholders

Yoo	3,565,714
Condon	792,380
Elmendorf	396,190

Group B Stockholders

Trout	7,279,619

Group C Stockholders

First Inning	619,048
Isom	1,219,048
Hamilton	476,190
Beaulieu	357,143
MiniPat	95,238
2M	119,048
Red Hat	353,357
Norwest	916,463
NVP	46,434
Hardymon	8,834
Kadifa	8,834
Parrick	8,834
Powers	8,834
Taylor	8,834

WS	8,834
Thomas Weisel	53,004
Sequoia Fund	466,431
Sequoia Partners	63,604

Preferred Stockholders

Group E Stockholders

Beaulieu	679,348
Isom II	212,092
Isom III	133,832
Sequoia Fund	119,565
Sequoia Partners	16,304
Live Oak	53,696

Common Stockholders who are not Members of a Group

Grubbs	49,523
Bell	49,523
Macroweb	9,904

Article II.

Definitions

DEFINITIONS. As used throughout this Agreement, the terms below have the following meanings:

Section 2.1 “Common Stock” means the shares of One-Tenth of One Cent ($0.001) par value common stock of the Company.

Section 2.2 “Company” means Macro Holding, Inc., a Delaware corporation.

Section 2.3 “Disposition” means any actual or purported sale, transfer, assignment, exchange, hypothecation, pledge, encumbrance or alienation of any of the Stock or any right or interest therein, whether voluntarily, involuntarily, or by operation of law, by gift, by will, pursuant to a divorce decree or property settlement agreement, under the laws of descent and distribution or otherwise, or any change in the Stockholder of record of any such Stock.

Section 2.4 “Preferred Stock” means the shares of One-Tenth of One Cent par value Series A convertible preferred stock of the Company.

Section 2.5 “Related Party” means as to any person, (i) any Affiliate of such person, (ii) any employee, officer, director, shareholder, member, manager or partner of such person, or (iii) any family member.

Section 2.6 “Stock” or “Shares” means the shares of Common Stock or Preferred Stock of the Company presently outstanding, and any shares of Common or Preferred Stock of the Company issued in the future.

Section 2.7 “Stockholder” means the person who now or hereafter owns the Stock which is registered in his, her or its name.

Section 2.8 “Spouse” means a person who has a legal interest in the Stock which is registered on the books of the Company in the name of the husband or wife of such person.

Article III.

Representations

Each Stockholder represents that the respective Stock owned by him, her or it is not subject to any pledge or other encumbrance.

Article IV.

Transfer Restrictions

Section 4.1 Transfers Prohibited Generally. Except as specifically allowed under this Agreement, no Stockholder may sell, assign, transfer, mortgage, encumber, hypothecate, pledge or otherwise dispose of all or any part of such Stockholder’s Shares, and any attempt to take such action and any purported separate sale, transfer, assignment, mortgage, encumbrance, hypothecation, pledge, or other disposition by any Stockholder shall be void. In the event of any sale, transfer, assignment or other disposition which is not made in accordance with this Agreement, and without herein recognizing such as being permitted or valid, the Stockholder making the same shall remain and continue to be liable for the performance of all of its obligations hereunder. All subsequent owners of any Shares shall hold same subject to all the terms and provisions hereof.

Section 4.2 Right of First Refusal. Except transfers of Shares by Sequoia Fund, Sequoia Partners, Red Hat, Thomas Weisel, Norwest, NVP, Hardymon, Kadifa, Parrick, Powers, Taylor and WS of Shares of Common Stock held by them as of the Effective Date of this Agreement, no Stockholder (including any transferee of a Stockholder) may propose to make any sale, transfer, pledge, assignment or other disposition of all or any part of their Shares (such interests referred to as the “Shares Offered for Sale”) except for a sale in exchange for cash or a combination of cash and promissory notes. Prior to making such disposition, the Stockholder desiring to make such sale (the “Selling Stockholder”) shall first offer his, her or its Shares Offered for Sale to each of the other Stockholders (other than Bell, Grubbs, NVP, Hardymon, Kadifa, Parrick, Powers, Taylor and WS, and any of their transferees, all of whom are collectively referred to as the “Excluded Shareholders”) under the same terms and conditions as the proposed sale (the “Terms of Sale”). Such offer shall be in writing (the “Offer Notice”) and delivered to the other Stockholders (other than the Excluding Shareholders), along with the name of the proposed purchaser of the Shares Offered for Sale. The Selling Stockholder shall provide to the other Stockholders (other than the Excluded Shareholder) all information regarding the proposed sale and the proposed purchaser, as may be reasonably requested by the other Stockholders. For a period of 15 Business Days after the date of the Offer Notice is given, a Stockholder (other than an Excluded Shareholder) may accept the Selling Stockholder’s offer with respect to the portion of the Shares Offered for Sale that corresponds to the ratio of the accepting Stockholder’s number of Shares held to the number of Shares held by the other Stockholders (other than the Selling Stockholder and the Excluded Shareholders) by giving written notice of such acceptance to the Selling Stockholder. Beginning with the expiration of 15 Business Days after the date the Offer Notice is given and ending on the 20th Business Day after the date the Offer Notice was given, the Company may, in its sole discretion, accept the Selling Stockholder’s offer with respect to all of the remaining portion of the Shares Offered for Sale by giving written notice of such acceptance to the Selling Stockholder and the other Stockholders. Unless the other Stockholders and the Company (in the aggregate) accept the Selling Stockholder’s offer with respect to all of the Shares Offered for Sale, the Selling Stockholder’s offer shall be deemed rejected in its entirety. Upon an election to purchase all of such Shares Offered for Sale as provided above, the purchasing Stockholders (and the Company as the case may be) shall make available to the Selling Stockholder at the offices of the Selling Stockholder, an amount equal to ten (10%) percent of the purchase price of the Shares Offered for Sale as a non-refundable deposit. In addition, to the extent that the Terms of Sale require a note or notes, the accepting Stockholders shall be required to demonstrate that they have at least the same credit worthiness as the proposed purchaser. Payment for the Shares Offered for Sale shall be made in accordance with the Terms of Sale. If the Stockholders and the Company do not elect to purchase all the Shares Offered for Sale, the Selling Stockholder shall be free to sell all, but not less than all of such Shares Offered for Sale for a period of sixty (60) days after the expiration of the option of the other Stockholders, provided that any such sale must be made under the same terms and conditions and to the same purchaser as described in the Terms of Sale and provided further that the Selling Shareholder must comply with Section 4.5 below prior to making any such sale. The Selling Stockholder shall provide all information relating to the transferee of the Shares Offered for Sale which is reasonably requested by the Company.

Section 4.3 Permitted Transfers. Notwithstanding anything herein to the contrary, any Stockholder shall be permitted to transfer his, her or its Shares to (i) an immediate family member (a “Family Member”), or a trust established for the benefit of a Family Member (“Trust”), (ii) Affiliates of the Stockholder, or (iii) to Persons to whom the interest is transferred by reason by the Stockholder’s death or involuntarily by operation of law, or (iv) pursuant to a transfer in accordance with the provisions of Section 4.2 (collectively, a “Permitted Transfer”). However, no such transferee shall become a Stockholder except in accordance with Section 4.4 of this Agreement. It is expressly agreed that Trout may transfer its Shares to Morris A. Miller, Graham A. Weston or any of their Family Members or a trust established for the benefit of a Family Member. For the purposes hereof, “Affiliate” means a person (whether an individual or an entity) who directly or indirectly controls, is controlled by, or is under common control with, the person referred to. For this purpose, “control” means the ability to direct or cause the direction of the management or affairs of a person, whether through the ownership of voting securities, by contract or otherwise.

Section 4.4 Conditions to the Transfer of Shares. Each Stockholder affirms that he/she/it has purchased and now holds his, her or its Shares for his, her or its own account, solely for investment and not with any intention of distributing, dividing, or reselling the same. In addition to other restrictions on transfer contained in this Agreement, the Shares may be transferred only if:

4.4.1 Such disposition is consistent with such affirmation;

4.4.2 Neither the transferee nor any affiliate or Related Party of the transferee of such disposition directly or indirectly competes with the Company or any Affiliate of the Company;

4.4.3 Except with respect to a Permitted Transfer, such Stockholder has first offered to sell the Shares in accordance with Section 4.2 above and has complied with Section 4.5 below; and

4.4.4 The following conditions to such disposition have been met, unless such conditions have been waived in writing by the Company in its sole discretion which discretion, may be arbitrarily exercised:

A. the transferee has delivered an instrument reasonably satisfactory to the Company which accepts and adopts the terms and provisions of this Agreement, including the assumption of all obligations of the transferor to the Company and an agreement to be subject to all transfer restrictions applicable to his/her or its transferor;

B. the transferor has delivered to the Company, in form and substance satisfactory to counsel designated by the Company to the effect that neither the assignment nor any offering in connection therewith violates any provision of any federal or state securities or comparable law;

C. the transferor pays for all expenses incurred by the Company in connection with such disposition.

Section 4.5 Parallel Exit. No Stockholder (including any transferee or assignee) or any Family Member or trust established for the benefit of a Family Member which has received Shares from a Stockholder (a “Transferee”), may sell any of their Shares without first offering to all of the Stockholders (other than Bell and Grubbs), the right to participate in such transfer, on a pro rata basis, on the same terms and conditions as the proposed sale by the Stockholder or Transferee seeking to transfer Shares. Before making any sale the Stockholder or any Transferee shall provide each of the other Stockholders (other than Bell and Grubbs) with written notice of the date and terms of the proposed sale and each of the other Stockholders shall each have the right to sell his or her Shares pursuant to such sale in an amount equal to the Shares subject to purchase, multiplied by a fraction, the numerator of which shall be the number of Shares held by such Stockholder, and the denominator of which is the total number of Shares held by all the Stockholders electing to participate in such sale. Any Stockholder who elects to participate in such sale, shall be required to irrevocably make its election within four business days of receipt of written notice from the Stockholder or Transferee. Notwithstanding the foregoing, any purchase of less than all of the Shares elected to be sold as provided above, shall be made from all parties participating in the sale, pro rata, based on the number of Shares to be sold by each. The provisions of this Section 4.5 will not apply to any Permitted Transfer.

Section 4.6 Subdivided Shares Prohibited. Without the written consent of the Company, which may be arbitrarily withheld, Stockholders shall not be permitted to sell, transfer, assign, convey, give, donate or bequeath a fractional part of a Share.

Section 4.7 Preemptive Rights. To the extent that the Company proposes to sell additional Shares or securities exercisable for or convertible into such Shares for cash (but not including any options granted to employees, directors, consultants or others providing services to the Company) and no other consideration, the Company shall first offer such Shares to all the Stockholders (other than the Excluded Shareholders) and each Stockholder (other than the Excluded Shareholders) shall be entitled to purchase an amount of such Shares in proportion to the Stockholder’s percentage ownership of the Company (provided that, for the purpose of calculating the percentage ownership of the Company owned by Norwest, Norwest shall be treated as if it owned the shares of Common Stock owned by NVP, Hardymon, Kadifa, Parrick, Powers, Taylor and WS). Upon receipt of the offer, to the extent that any of the Stockholders desire to accept the offer they must, within four business days of receipt of the offer (except as modified by Section 8.1 hereof), (i) notify the Company in writing of acceptance, and (ii) deposit 10% of the purchase price with the Company. If any Stockholder does not accept the offer described above, the Shares that such Stockholder was offered may be sold to a third party or to an existing Stockholder in the Company’s sole and absolute discretion.

Section 4.8 Assignment of Certain Rights. Any Stockholder (other than the Excluded Shareholders who do not have such rights) may assign any right of first refusal, preemptive right or other right to acquire Shares to any (i) current Stockholder, or an Affiliate of such Person, or an entity controlled by such Persons or their Affiliates, or (ii) another Person upon the prior consent of the Company (a “Current Affiliate”). To be effective, the Stockholder must provide the Company written notice of such assignment within five (5) Business Days. Upon any such assignment, the Current Affiliate shall be subject to the rights, obligations, and restrictions provided in this Agreement (as amended) with respect to exercising any such rights.

Section 4.9 Termination of Rights upon IPO. Notwithstanding anything herein to the contrary, the Stockholders agree that incident to an initial public offering of the securities of the Company or any successor entity, which raises at least $10,000,000.00 (an “IPO”), the following rights contained in this Agreement shall be terminated: (i) preemptive rights (Section 4.7), (ii) parallel exit rights (Section 4.5), (iii) rights of first refusal (Section 4.2), and (iv) all other transfer restrictions (other than as required by applicable securities laws). In addition, all obligations under the Support Agreement (as referenced below) shall terminate immediately prior to the IPO.

Section 4.10 Support Agreement. Certain of the Stockholders are parties to the Support Agreement, originally dated September 29, 1998, and subsequently amended on November 30, 1999 and then again on February 22, 2000. Such agreement continues in force until terminated in accordance with the terms of the Support Agreement or as terminated in accordance with Section 4.11 above. The Excluded Shareholders have no rights under the Support Agreement.

Article V.

Stock Certificates Legend

Each certificate representing the shares of Stock owned by the Stockholders shall bear the following legend:

“The shares of stock represented hereby have not been registered under the Securities Act of 1933, as amended. The shares may not be sold or transferred in the absence of such registration or an opinion of counsel satisfactory to Macro Holding, Inc. that an exemption from the registration requirements is available.

The shares of stock represented hereby are subject to certain preemptive rights, rights of first refusal, share transfer restrictions, re-purchase rights, voting agreements, parallel exit rights, and all other rights (except any rights to remove the general partner and/or restrict the actions of the general partner of Rackspace, Ltd.) as set forth in the Limited Partnership Agreement of Rackspace, Ltd., as amended, and the Amended and Restated Agreement of Existing Partners of Rackspace, Ltd. to Facilitate a Public Offering (collectively “Rights”), to the extent that such Rights inured to the benefit of the holder hereof as a holder of units of Rackspace, Ltd. immediately prior to the holder’s exchange of such units of Rackspace, Ltd. for the shares of stock represented hereby, except to the extent that such Rights exist as a consequence of the application of Delaware corporation law, in which case such provisions of Delaware corporation law shall supercede such rights.

Ownership, encumbrance, pledge, assignment, transfer or other disposition of this certificate of shares, or any shares issued in lieu thereof, are subject to the restrictions contained in a Stockholders’ Agreement dated effective the 21st day of August, 2001, among Macro Holding, Inc., and the Stockholders of Macro Holding, Inc., a copy of which Agreement is on file in the office of the Secretary of Macro Holding, Inc. Such Stockholders’ Agreement also contains a voting agreement between the Stockholders of Macro Holding, Inc.”

Article VI.

Notices

All notices required to be given hereunder shall be deemed to be duly given by personally delivering such notice or by mailing it, via certified mail, return receipt requested, to the Secretary of the Company and to the Stockholders at the address of the Stockholder as such is shown in the Stockholder records of the Company

Article VII.

Voting Agreement

The parties hereto agree that for so long as this Agreement is in effect: (i) for so long as the Group C Stockholders (excluding Norwest, Red Hat, Thomas Weisel, Sequoia Partners and Sequoia Fund, NVP, Hardymon, Kadifa, Parrick, Powers, Taylor and WS who do not have a right to designate a director), and excluding Hamilton to the extent that Hamilton continues to have the right to designate a director under Section (ii) below, hold at least 10% of the issued and outstanding Stock of the Company, such Stockholders shall have the right to designate one director of the Company; (ii) Hamilton, for so long as Hamilton holds at least 2.5% of the issued and outstanding Stock of the Company (either directly or indirectly through their limited partner interest in Isom I), shall have the right to designate one director of the Company; and (iii) the Group B Stockholder, for so long as it holds at least 20% of the issued and outstanding Stock of the Company, shall have the right to designate up to five (5) directors of the Company. Provided further, should the Group B Stockholder elect in writing to waive its right to designate any directors (so that it has no right to designate any director) in connection with a sale of securities of the Company which raises $10,000,000 or more, then the Group C Stockholders and Hamilton shall also be deemed to waive their designation rights and this voting agreement shall terminate. For so long as this voting agreement is in effect, there shall be not more than seven (7) directors of the Company, except upon the consent of the Group C Stockholders (meaning Group C Stockholders holding 65% or more of the outstanding Stock held by all of the Group C Stockholders but excluding Hamilton to the extent it still possess a designation right, Norwest, Red Hat, Thomas Weisel, Sequoia Partners, Sequoia Fund, NVP, Hardymon, Kadifa, Parrick, Powers, Taylor and WS), and the approval of and Hamilton (so long as Hamilton has a designation right). The designation of the director by the Group C Stockholders shall be determined by the Group C Stockholders holding 65% or more of the outstanding Stock held by all of the Group C Stockholders (excluding for the purposes of such calculation Norwest, Red Hat, Thomas Weisel, Sequoia Partners, Sequoia Fund, NVP, Hardymon, Kadifa, Parrick, Powers, Taylor and WS, who do not have a right to designate a director, and also excluding Hamilton for so long as Hamilton has a right to designate a director, and thereafter upon the approval of Group C Stockholders (including Hamilton) holding at least 65% of the Stock held by the Group C Stockholders.

In order to ensure that the shares of Stock of the Company are voted in the manner consistent with the foregoing paragraph, each Stockholder hereby irrevocably appoints: (i) the Group B Stockholder, as proxy with full power of substitution, to vote (by written consent or otherwise) any and all shares of the capital stock of the Company held or owned by or standing in the name of such Stockholder on the Company’s books, as well as any additional shares or other securities issued to such Stockholder which are derivative of the Stock, whether as a result of any stock-split, reorganization, recapitalization, merger or other business transaction, for the purpose of electing five (5) directors of the Company in a manner consistent with the foregoing paragraph; (ii) Hamilton, as proxy with full power of substitution, to vote (by unanimous written consent or otherwise) any and all shares of the capital stock of the Company held or owned by or standing in the name of such Stockholder on the Company’s books, as well as any additional shares or other securities issued to such Stockholder which are derivative of the Stock, whether as a result of any stock-split, reorganization, recapitalization, merger or other business transaction, for the purpose of electing one (1) director of the Company in a manner consistent with the foregoing paragraph; and (iii) the designee of the Group C Stockholders chosen by the Group C Stockholders holding not less than 65% of the Shares held by all of the Group C Stockholders (but, excluding Norwest, Red Hat, Thomas Weisel, Sequoia Partners, Sequoia Fund, NVP, Hardymon, Kadifa, Parrick, Powers, Taylor and WS), as proxy with full power of substitution, to vote (by unanimous written consent or otherwise) any and all shares of the capital stock of the Company held or owned by or standing in the name of such Stockholder on the Company’s books, as well as any additional shares or other securities issued to such Stockholder which are derivative of the Stock, whether as a result of any stock-split, reorganization, recapitalization, merger or other business transaction, for the purpose of electing two (2) directors of the Company in a manner consistent with the foregoing paragraph. This irrevocable proxy is coupled with an interest and is binding upon the Stockholders and any transferee of the Stockholders. This proxy shall terminate at such time or times that the rights to designate and elect directors terminate (whether by express waiver or otherwise) in accordance with the terms of this Article VII.

To the extent this proxy and voting agreement terminate, Norwest shall have an irrevocable proxy to vote the Shares of NVP, Hardymon, Kadifa, Parrick, Powers, Taylor and WS (and any transferee of any of them) at all meetings of the shareholders of the Company. This irrevocable proxy is coupled with an interest and is binding upon NVP, Hardymon, Kadifa, Parrick, Powers, Taylor and WS and any transferee of them. The term of this proxy shall last for ten (10) years.

Article VIII.

Certain Carry-over Provisions

Section 8.1 Special Notice Requirements for Group C Stockholders. Notwithstanding anything in this Agreement to the contrary, the Group C and E Stockholders shall not have less than 15 Business Days to make any election or give any consent, whether in connection with the election to exercise preemptive rights, parallel exit rights or otherwise. In case of exercise of preemptive rights, the 15 Business Days time period shall commence to run upon the Group C and E Stockholders’ receipt from the Company of a description (containing all material terms) of the proposed offering giving rise to the preemptive rights. The term “Business Day” as used in this Agreement shall mean Monday through Friday, except any of those days in any week in which the national banks of the U.S.A. are closed for business.

Section 8.2 Definition of “Approval”. For the purposes of this Agreement, “Approval of the Group A Stockholders” shall mean the approval of Yoo (to the extent he is employed by Rackspace, Ltd.), or, the approval of Elmendorf and Condon (to the extent that both are employed by Rackspace, Ltd.), or, if only one of Elmendorf, Condon and Yoo are employed by Rackspace, Ltd., the approval of the one who is employed by Rackspace, Ltd. To the extent that none of the foregoing are employed by the Company, the approval of either Yoo, Condon or Elmendorf, so long as such persons own in aggregate at least 15% of the outstanding Stock of the Company. Otherwise, the Approval of the Group A Stockholders shall be deemed to be obtained regardless of any action or inaction of Yoo, Condon or Elmendorf. For the purposes hereof, “Approval of the Group B, C and E Stockholders” shall mean the approval of 65% of the aggregate number of Shares held by the shareholders constituting the Group B Stockholders, the Group C Stockholders and the Group E Stockholders.

Section 8.3 Protection of Company Information/Business Opportunities. All of the Stockholders, and their respective officers, directors, members, managers and employees (including Miller and Weston) acknowledge and agree that the Company has and will continue to develop proprietary information which is essential for the success of the Company. Such information, includes but is not limited to marketing plans, strategies, financial data, customer lists, supplier lists, source code, business ideas (collectively, the “Confidential Information”), whether oral or embodied in documents (including writings, drawings, graphs, charts, photographs, phonorecords, video recordings, and other data compilations from which information can be obtained) or tangible things. The Stockholders agree to keep the Confidential Information secret at all times, and not to disclose such information to any third party without the consent of the Company. The Stockholders, and their respective officers, directors, members, managers and employees (including Miller and Weston) all agree, and shall be prohibited from using the Confidential Information for any purpose other than the purpose of the Partnership.

All of the Stockholders, so long as they own any of the capital stock of the Company (whether directly or indirectly) agree to promptly bring to the attention of the Board of Directors of the Company, any business opportunity which becomes known to them which relates to the business of the Company. The above notwithstanding, the parties agree that Miller and Weston shall have no duty to bring any business opportunity to the Company unless the business opportunity relates to the Company’s core business activity at the time.

Article IX.

Miscellaneous

Section 9.1 Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

Section 9.2 Severability. In the event that any of the provisions, or portions thereof, of this Agreement, are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

Section 9.3 Governing Law. This agreement is subject to Delaware law.

Section 9.4 Specific Performance. The parties acknowledge that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement and that otherwise irreparable harm will result as a result of a breach of this Agreement. Therefore, if any party to this Agreement or the personal representative of a deceased Stockholder shall institute any action or proceeding to enforce the provisions hereof, any person (including the Company) against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has or have an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. As such, the parties shall be entitled to specific performance of the obligations provided for herein.

Section 9.5 Entire Agreement. Except as provided in the Facts section of this Agreement, this Agreement contains the entire agreement between the parties hereto and supersedes any prior or contemporaneous agreement, whether written or oral.

Section 9.6 Inurement. Subject to the restrictions against transfer or assignment as herein contained, this Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, estates, heirs, and legatees of each of the parties hereto.

Section 9.7 Amendment or Termination. This Agreement may be amended or terminated by obtaining the Approval of the Group A Stockholders and the Approval of the Group B, C and E Stockholders.

Section 9.8 Representation. The law firm of Matthews and Branscomb, P.C. has prepared this Agreement at the request and on behalf of the Company, and does not represent the interests of any other party hereto incident to preparing this Agreement.

Section 9.9 Multiple Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 9.10 Arbitration. The parties agree that all disputes, controversies or claims that may arise between them relating to this Agreement, or between any of them and the Company (or any of its directors, officers or agents) including without limitation, any dispute, controversy or claim as to the interpretation or enforcement of any of the provisions of this Agreement, shall be submitted first to mediation and then to binding arbitration in the city of San Antonio, Texas, in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

a. Mediation. If a controversy or claim arises between the parties then that controversy or claim will be mediated within one month of its identification by the parties.

b. Binding Arbitration. In the event the parties cannot resolve their dispute by mediation within one month, the parties agree to bring the dispute to binding arbitration within one month of the conclusion of the mediation.

(SIGNATURE PAGE FOLLOWS)

FIRST AMENDMENT TO

STOCKHOLDERS’ AGREEMENT

OF

MACRO HOLDING, INC.

This First Amendment to Stockholders’ Agreement (this “Amendment”), effective as of May 14, 2004, is entered into by and among Macro Holding, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company identified on the counterpart signature pages hereto (the “Approving Stockholders”). Capitalized terms not otherwise defined herein have the meaning assigned thereto in the Stockholders’ Agreement (defined below).

WHEREAS, the Company and certain of its stockholders are parties to that certain Stockholders’ Agreement dated August 21, 2001 (as may be amended from time to time, the “Stockholders’ Agreement”);

WHEREAS, the parties hereto desire to amend the Stockholders’ Agreement to permit certain transfers of the Company’s common stock as described herein without compliance with certain transfer restrictions in the Stockholder’s Agreement including the right of first refusal and parallel exit rights;

WHEREAS, Patrick Condon (“Condon”), a Stockholder and a founder of the Company, desires to transfer up to 14,300 shares of Common Stock to Robert C. Condon (“Condon Parent”), who is Condon’s father and a Family Member of Condon (the “Condon Transfer”); and

WHEREAS, pursuant to Section 9.7 (Amendment and Termination) of the Stockholders’ Agreement, the Stockholders’ Agreement may be amended with “… the Approval of the Group A Stockholders and the Approval of the Group B, C and E Stockholders,” and the Approving Stockholders are the holders of the requisite number of shares of the Company’s Common Stock and Preferred Stock as necessary to amend the Stockholders’ Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises made herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Amendment of Section 4.3 (“Permitted Transfers”). Section 4.3 of the Stockholders’ Agreement is hereby amended by adding the following after the last sentence of such Section:

“Notwithstanding anything herein to the contrary, each of the following transfers shall be deemed a Permitted Transfer for all purposes of this Agreement and accordingly such transfers shall not be subject to the provisions of Sections 4.2 (“Right of First Refusal”) or 4.5 (“Parallel Exit”) hereof:

(i) Yoo may transfer to Lanham Napier, the president of the Company, and/or an Affiliate of Lanham Napier (such transferee being referred to as “Napier”) up to an aggregate of 1,000,000 shares of Common Stock in one or more transactions (such shares, the “Napier Shares”), upon such terms as Yoo and Napier may mutually agree (the “Napier Transfer”); provided that if Lanham Napier for any reason, whether with or without cause and whether with or without notice, ceases to be an employee of the Company, the right to transfer the Napier Shares to

Napier shall immediately terminate and any subsequent transfer to Napier shall immediately cease to be a Permitted Transfer; provided that any Napier Transfer completed prior to termination of Lanham Napier’s employment shall remain a Permitted Transfer; and

(ii) Yoo may transfer up to 117,913 shares of Common Stock to Elmendorf, a founder of the Company and a Stockholder, pursuant to that certain Option to Purchase Limited Partnership Interest in Rackspace, Ltd., by and between Yoo and Elmendorf, dated February 2000 (the “Elmendorf Transfer”).

2. Group Membership. That upon the consummation of each of the Napier Transfer, the Elmendorf Transfer and the Condon Transfer, (i) the list of “Common Stockholders who are not Members of a Group” referenced in Article I of the Stockholders’ Agreement shall be automatically amended, without any further action on the part of the Company or any of the Stockholders, to include Napier or Robert C. Condon, as the case may be, and (ii) the shares of Common Stock set forth opposite each Stockholders name in Article I shall be modified to reflect the ownership of Common Stock after giving effect to such transfer.

3. Agreement to be Bound. As required under Section 4.4.4(A) of the Stockholders’ Agreement, the effectiveness of each Napier Transfer and the Condon Transfer shall be subject to (i) the execution by Napier and Condon Parent, respectively, of an agreement to be bound by the Stockholders’ Agreement (as a Common Stockholder who is not a member of a Group), in a form acceptable to the Company and (ii) if requested by the Company, the spouse of such transferee (or in the case of a transferee that is an entity, the spouse(s) of the equity owner(s) of such entity and the spouse(s) of the equity owner(s) of any entity that controls such entity) executing such agreement to be bound by the Stockholders’ Agreement evidencing her acknowledgment that her community property interest, if any, in all shares subject to such Napier Transfer or the Condon Transfer, as applicable, shall be bound by such agreement to be bound and the Stockholders Agreement and containing such other provisions as the Company may request.

4. Pledge of Security; Amendment to Section 4.1 (“Transfers Prohibited Generally”). Section 4.1 of the Stockholders’ Agreement is hereby amended by adding the following after the last sentence of such Section:

“Notwithstanding anything herein to the contrary, Napier (as defined in Section 4.3) may grant a security interest in the Napier Shares to a lender approved by the Company (the “Lender”), provided the Lender enters into an agreement acceptable to the Company to protect the rights of the Company and the Stockholders under this Agreement, and if such Lender forecloses on such security interest, Napier may transfer the Napier Shares subject to such security interest at such time to such Lender without complying with the provisions of Section 4.5 (“Parallel Exit”) hereof.

5. Waiver of Certain Requirements. The Company may waive the provisions of Sections 4.4.4(B) (relating to an opinion of counsel) and 4.4.4(C) (relating to the payment of the Company’s expenses in connection with the transfer) of the Stockholders’ Agreement with respect to each Napier Transfer, the Elmendorf Transfer and the Condon Transfer.

6. Miscellaneous. This Amendment shall be governed by laws of the State of Delaware, without regard to conflict of law provisions. Except as expressly provided in this Amendment, the

Agreement and all provisions thereof remain intact and in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof.

[COUNTERPART SIGNATURE PAGES TO FOLLOW]

SECOND AMENDMENT TO

STOCKHOLDERS’ AGREEMENT

OF

MACRO HOLDING, INC.

This Second Amendment to Stockholders’ Agreement (this “Amendment”), effective as of July 7, 2004 is entered into by and among Macro Holding, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company identified on the counterpart signature pages hereto (the “Approving Stockholders”). Capitalized terms not otherwise defined herein have the meaning assigned thereto in the Stockholders’ Agreement (defined below).

WHEREAS, the Company and certain of its stockholders are parties to that certain Stockholders’ Agreement dated August 21, 2001, is amended by a First Amendment to Stockholders Agreement dated effective May 14, 2004 (as amended and as may be amended from time to time, the “Stockholders’ Agreement”);

WHEREAS, the parties hereto desire to amend the Stockholders’ Agreement to make the changes set forth in this Amendment; and

WHEREAS, pursuant to Section 9.7 (Amendment and Termination) of the Stockholders’ Agreement, the Stockholder’ Agreement may be amended with “... the Approval of the Group A Stockholders and the Approval of the Group B, C and E Stockholders,” and the Approving Stockholders are the holders of the requisite number of shares of the Company’s Common Stock and Preferred Stock as necessary to amend the Stockholders’ Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises made herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Amendment of Section 4.3 (“Permitted Transfers”). Section 4.3 of the Stockholders’ Agreement is hereby amended by replacing the last sentence which currently reads:

“Notwithstanding anything herein to the contrary, each of the following transfers shall be deemed a Permitted Transfer for all purposes of this Agreement and accordingly such transfers shall not be subject to the provisions of Sections 4.2 (“Right of First Refusal”) or 4.5 (“Parallel Exit”) hereof:

(i) Yoo may transfer to Lanham Napier, the president of the Company, and/or an Affiliate of Lanham Napier (such transferee being referred to as “Napier”) up to an aggregate of 1,000,000 shares of Common Stock in one or more transactions (such shares, the “Napier Shares”) upon such terms as Yoo and Napier may mutually agree (the “Napier Transfer”); provided that if Lanham Napier for any reason, whether with or without cause and whether with or without notice, ceases to be an employee of the Company, the right to transfer the Napier Shares to Napier stall immediately terminate and any subsequent transfer to Napier shall immediately cease to be a Permitted Transfer; provided that any Napier Transfer completed prior to termination of Lanham Napier’s employment shall remain a Permitted Transfer; and

(ii) Yoo may transfer up to 117,913 shares of Common Stock to Elmendorf, a founder of the Company and a Stockholder, pursuant to that certain Option to Purchase Limited Partnership Interest in Backspace, Ltd., by and between Yoo and Elmendorf, dated February 2000 (the “Elmendorf Transfer”)

with the following:

“Notwithstanding anything herein to the contrary, each of the following transfers shall be deemed a Permitted Transfer for all purposes of this Agreement and accordingly such transfers shall not be subject to the provisions of Sections 4.2 (“Right of First Refusal”) or 4.5 (“Parallel Exit”) hereof:

(i) Yoo may transfer to Lanham Napier, the president of the Company, (“Napier”) up to an aggregate of 154,000 shares of Common Stock in one or more transactions (such shares, the “Napier Shares”), upon such terms as Yoo and Napier may mutually agree (the “Napier Transfer”); provided that if Napier for any reason, whether with or without cause and whether with or without notice, ceases to be an employee of the Company, the right to transfer the Napier Shares to Napier shall immediately terminate and any subsequent transfer to Napier shall immediately cease to be a Permitted Transfer; provided that any Napier Transfer completed prior to termination of Napier’s employment shall remain a Permitted Transfer; and

(ii) Yoo may transfer up to 117,913 shares of Common Stock to Elmendorf, a founder of the Company and a Stockholder, pursuant to that certain Option to Purchase Limited Partnership Interest in Rackspace, Ltd., by and between Yoo and Elmendorf, dated February 2000 (the “Etmendorf Transfer”).”

2. Pledge of Security; Amendment to Section 4.1 (“Transfers Prohibited Generally”). Section 4.1 of the Stockholders’ Agreement is hereby amended by deleting the last sentence of such Section which currently reads:

“Notwithstanding anything herein to the contrary, Napier (as defined in Section 4.3) may grant a security interest in the Napier Shares to a lender approved by the Company (the “Lender”) provided the Lender enters into an agreement acceptable to the Company to protect the rights of the Company and the Stockholders under this Agreement, and if such Lender forecloses on such security interest, Napier may transfer the Napier Shares subject to such security interest at such time to such Lender without complying with the provisions of Section 4.5 (“Parallel Exit”) hereof.”

3. Miscellaneous. This Amendment shall be governed by laws of the State of Delaware, without regard to conflict of law provisions. Except as expressly provided in this Amendment, the Agreement and all provisions thereof remain intact and in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof.

[COUNTERPART SIGNATURE PAGES TO FOLLOW)

THIRD AMENDMENT

TO THE STOCKHOLDERS’ AGREEMENT

MACRO HOLDING, INC.

This Third Amendment to the Stockholders’ Agreement (this “Amendment”) is made effective as of the date when proper approval was received from the Stockholder in accordance with the Stockholders Agreement, namely October 10, 2006 (the “Effective Date”). All capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Stockholders’ Agreement (as defined below).

WHEREAS, Macro Holding, Inc., a Delaware corporation (the “Company”) and certain of its stockholders are parties to that Stockholders’ Agreement dated effective as of August 21, 2001, as amended by the First Amendment to the Stockholders’ Agreement dated effective May 14, 2004 and by the Second Amendment to the Stockholders’ Agreement dated effective July 7, 2004 (as amended and as may be amended from time to time, the “Stockholders’ Agreement”); and

WHEREAS, pursuant to Section 9.7 (Amendment and Termination) of the Stockholders’ Agreement, the Stockholders’ Agreement may be amended with “.... the Approval of the Group A Stockholders and the Approval of the Group B, C and E Stockholders,” and the terms “Approval of the Group A Stockholders” and “Approval of the Group B, C and E Stockholders” are defined in Section 8.2 of the Stockholders’ Agreement.

NOW, THEREFORE, for the mutual considerations herein expressed and subject to the terms and on the conditions herein stated, the parties hereto agree as follows:

1. Amendment to Section 2.7 (Definition of “Stockholder”). As there are certain stockholders of the Company who are not parties to the Agreement (such as certain employee stockholders who obtained stock through the exercise of stock options), the definition of “Stockholder” under Section 2.7 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 2.7 “Stockholder” means the person who is subject to this Agreement who now or hereafter owns the Stock which is registered in his, her or its name.”

2. Amendment to Section 4.2 (“Right of First Refusal”). Section 4.2 of the Stockholders’ Agreement is hereby amended by inserting the following sentence after the sixth sentence of Section 4.2 (for the sake of clarity, the sixth sentence of Section 4.2 states: “Beginning with the expiration of 15 Business Days after the date the Offer Notice is given and ending on the 20th Business Day after the date the Offer Notice was given, the Company may, in its sole discretion, accept the Selling Stockholder’s offer with respect to all of the remaining portion of the Shares Offered for Sale by giving written notice of such acceptance to the Selling Stockholder and the other Stockholders.”):

“If the Company elects not to exercise its rights with respect to any of the remaining Shares Offered for Sale (the “Remaining Shares”) by the 20th Business Day, then, beginning with the expiration of the 20th Business Day after the date the Offer Notice is given and ending on the 25th Business Day after the date the Offer Notice is given, each of the Stockholders who have previously given notice of acceptance to purchase shall be entitled to purchase the Remaining Shares by providing an additional written notice to the Selling Stockholder, indicating the number of Remaining Shares that such Stockholder (“Purchasing Stockholder”) wishes to subscribe for (the

“Indicated Number of Shares”). In the event that the aggregate Indicated Number of Shares exceeds the number of Remaining Shares, then the Purchasing Stockholders shall be entitled to purchase that number of shares that is equal to either (i) the total number of Remaining Shares multiplied by a fraction, the numerator of which equals the total shares of Stock held by such Purchasing Stockholder and the denominator of which equals the total shares of Stock held by all Purchasing Stockholders, or (ii) such number of Remaining Shares as all of the Purchasing Stockholders may agree amongst themselves.”

3. Amendment to Section 4.3 (“Permitted Transfers”). Section 4.3 of the Stockholders’ Agreement is hereby amended by adding the following paragraph after the last sentence of such Section:

“Notwithstanding anything herein to the contrary, a Stockholder shall be permitted to transfer up to 20,000 of his, her or its Shares in the aggregate in any twelve (12) month period to any other Stockholder or to any employee of the Company or its Affiliates and any such transfer(s) shall be deemed to be a Permitted Transfer for all purposes of this Agreement and accordingly such transfers shall not be subject to the provisions of Sections 4.2 (“Right of First Refusal”) or 4.5 (“Parallel Exit”) hereof. However, no such transfer of Shares may be made and no transferee shall become a Stockholder except in accordance with Section 4.4 of this Agreement.”

4. Notice Periods. Under the Stockholders’ Agreement certain Stockholders have four (4) Business Days and certain Stockholders have fifteen (15) Business Days to make certain elections or to give certain consents, including those with respect to exercising preemptive rights or parallel exit rights. The Stockholders’ Agreement is hereby amended so that any circumstance where a Stockholder or group of Stockholders has fifteen (15) Business Days to make an election or give a consent under the Stockholders’ Agreement, then all eligible Stockholders (regardless of any group designation) shall have fifteen (15) Business Days to make such election or give such consent.

5. Miscellaneous. This Amendment shall be governed by laws of the State of Delaware, without regard to conflict of law provisions. Except as expressly provided in this Amendment, the Stockholders’ Agreement and all provisions thereof remain intact and in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof.

(SIGNATURE PAGE FOLLOWS)